Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

September 30, 2016

Summit Materials, LLC

Summit Materials Finance Corp.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Summit Materials, LLC, a Delaware limited liability company (the “Company”), and Summit Materials Finance Corp., a Delaware corporation (together with the Company, the “Issuers”), and to the subsidiaries of the Company listed on Schedule I hereto (the “Delaware Guarantors”) and the subsidiaries of the Company listed on Schedule II hereto (the “Non-Delaware Guarantors” and, together with the Delaware Guarantors, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of up to $250,000,000 aggregate principal amount of 8.500% Senior Notes due 2022 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Exchange Guarantees will be issued under an indenture, dated as of March 8, 2016 (as amended by the first supplemental indenture, dated as of April 5, 2016, by the second supplemental indenture, dated as of May 25, 2016, and by the third supplemental indenture, dated as of September 23, 2016, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Exchange Securities and the Exchange Guarantees will be offered by the Issuers and the Guarantors in exchange for their outstanding 8.500% Senior Notes due 2022 and the guarantees thereof that were issued on March 8, 2016.

We have examined the Registration Statement and the Indenture (including the form of Exchange Security and the terms of the Exchange Guarantees set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. We have assumed further that (i) each of the Non-Delaware Guarantors is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) each of the Non-Delaware Guarantors has duly authorized, executed and delivered the Indenture and has duly authorized and will duly issue the Guarantees in accordance with its respective organizational documents and the laws of its jurisdiction of incorporation or formation and (iii) the authorization, execution, delivery, issuance and performance by each of the Non-Delaware Guarantors of the Indenture and the Guarantees, as applicable, do not violate its respective organizational documents or the laws of its jurisdiction of incorporation or formation or any other jurisdiction.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                      When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement, the Exchange Securities will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

2.                                      When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement and (b) the Exchange Guarantees have been duly issued, the Exchange Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

Delaware Guarantors

Entity Name

Alleyton Resource Company, LLC

Alleyton Services Company, LLC

Austin Materials, LLC

Continental Cement Company, L.L.C.

Kilgore Companies, LLC

RK Hall, LLC

Summit Materials Corporations I, Inc.

Summit Materials Holdings II, LLC

Summit Materials International, LLC

SCHEDULE II

Non-Delaware Guarantors

Subsidiary	State of Incorporation or Organization
Elam Construction, Inc.	Colorado
Concrete Supply of Topeka, Inc.	Kansas
Cornejo & Sons, L.L.C.	Kansas
Hamm, Inc.	Kansas
N.R. Hamm Contractor, LLC	Kansas
N.R. Hamm Quarry, LLC	Kansas
Penny’s Concrete and Ready Mix, L.L.C.	Kansas
R.D. Johnson Excavating Company, LLC	Kansas
Bourbon Limestone Company	Kentucky
Hinkle Contracting Company, LLC	Kentucky
Con-Agg of MO, L.L.C.	Missouri
Green America Recycling, LLC	Missouri
Sierra Ready Mix Limited Liability Company	Nevada
American Materials Company, LLC	North Carolina
H.C. Rustin Corporation	Oklahoma
Buckhorn Materials, LLC	South Carolina
Colorado County Sand & Gravel Co., L.L.C.	Texas
Industrial Asphalt, LLC	Texas
Pelican Asphalt Company LLC	Texas
SCS Materials, LLC	Texas
Troy Vines, Incorporated	Texas
B&B Resources, Inc.	Utah
Kilgore Partners, L.P.	Utah
LeGrand Johnson Construction Co.	Utah
Boxley Materials Company	Virginia
Lewis & Lewis, Inc.	Wyoming